Exhibit 3.1

APPENDIX I

CERTIFICATE OF AMENDMENT

OF

DYNARESOURCE, INC.

DYNARESOURCE, INC., a Delaware corporation (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”), filed on November 28, 2012 with the Secretary of State of Delaware, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolutions setting forth the amendment are as follows:

RESOLVED, that paragraph 1 of Article IV of the Amended and Restated Certificate of Incorporation be amended and restated to read in its entirety as follows:

1.       Authorized Capital. The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is 60,001,000 shares, consisting of (i) forty million (40,000,000) shares of Common Stock, par value $.01 per share (“Common Stock”), and (ii) twenty million and one thousand (20,001,000) shares of Preferred Stock, par value $.0001 per share (“Preferred Stock”), of which one thousand (1,000) shares shall be designated as Series A Preferred Stock.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment noted above.

THIRD: That the amendment noted above was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, DynaResource, Inc. has caused this certificate to be signed by its Chairman and CEO, this 14th day of July, 2020.

DYNARESOURCE, INC.

By: _______________________

K.W. (“K.D.”) Diepholz

Chairman & CEO